Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (No. 333-218917, No. 333-145179, No. 333-145180) on Form S-8 and related Reoffer Prospectus of PetMed Express, Inc. of our reports dated May 26, 2020, relating to the consolidated financial statements of PetMed Express, Inc., and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of PetMed Express, Inc. for the year ended March 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in such Reoffer Prospectus.

/s/ RSM US LLP

West Palm Beach, Florida

May 26, 2020